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EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of dj Orthopedics, Inc. dated on or about December 22, 2003 for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 31, 2003, with respect to the consolidated financial statements and schedule of dj Orthopedics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                      /s/  ERNST & YOUNG LLP

San Diego, California
December 17, 2003

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS